Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Non-Employee Directors’ Stock Ownership Plan of Infinity Property and Casualty Corporation of our reports dated March 9, 2005, with respect to the consolidated financial statements and schedules of Infinity Property and Casualty Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Infinity Property and Casualty Corporation management’s assessment of the effectiveness of internal control over financial reporting, an the effectiveness of internal control over financial reporting of Infinity Property and Casualty Corporation, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Birmingham, Alabama
May 31, 2005